Exhibit 99.1

Terran Orbital Reports First Quarter 2023 Financial Results

•
$28.2 million first quarter 2023 revenues, up 115% year over year
•
Over $2.5 billion and with a record 360 satellites in backlog as of quarter end
•
Announcing a new $87 million constellation order
•
Guiding FY2023 revenue in excess of $250 million

BOCA RATON, Fla., May 15, 2023 – Terran Orbital Corporation (NYSE: LLAP) ("Terran Orbital" or the "Company"), a leading manufacturer of satellite products primarily serving the aerospace and defense industries, today announced financial results and operational highlights for the three months ended March 31, 2023.

First Quarter 2023 Highlights

•
Generated $28.2 million of revenue with contribution from over 20 programs
•
Backlog of over $2.5 billion represents over 1,300% increase since December 31, 2022
•
Expansion of capacity on track – commissioning new 50 Tech facility
•
Net loss of $54.4 million improved from net loss of $71.4 million in 1Q22

Subsequent Events

•
Received initial milestone payment under contract with Rivada Space Networks
•
Awarded $87 million, 16 satellite order from a new customer

Marc Bell, Co-Founder, Chairman & CEO, said, “I am excited to announce our record recent awards and solid operational progress. Our momentum in new constellation awards and over 30 programs on contract today sets the stage for us to harvest the benefits of our strategic investments in capacity ahead of the market’s explosion of demand. We are building a new satellite production system that will have a level of scale, vertical integration, and automation not available today. Our production system is designed to deliver satellites at mass scale at the speed and quality our customers desire, at a price point to stimulate new markets, and at margins to reward our shareholders. Our newest expansion will be coming online in the next few weeks and our next capacity increase is on schedule for a fall 2024 opening.”

Results for the First Quarter 2023

Revenue for the first quarter of 2023 was $28.2 million, up 115% compared to $13.1 million for the same quarter in 2022. The increase in revenue was primarily due to the continued and increased level of progress made in satisfying our customer contracts and reflects the ongoing favorable impact from significant contract wins and modifications in recent periods. First quarter revenue was positively impacted by an estimated $0.8 million of EAC adjustments on certain firm fixed price programs during the first quarter of 2023. EAC adjustments represent net changes during the period in our aggregate program contract values, estimated costs at completion and other program estimates and changes, and include the impact of cost overruns and recognition of loss reserves.

Cost of sales for the first quarter of 2023 was $29.6 million compared to $16.0 million in the same quarter in 2022. The increase in cost of sales was primarily due to an increase of $14.4 million in labor, materials, third-party services, overhead, launch costs, and other direct costs incurred in satisfying our customer contracts. Cost of sales included an estimated positive impact of $0.8 million due to EAC adjustments on certain programs during the first quarter of 2023.

Gross loss was $1.4 million in the first quarter of 2023, compared to $2.8 million in the same quarter in 2022. Excluding share-based compensation and depreciation and amortization included in cost of sales, Adjusted Gross Profit(1) in the first quarter was $2.3 million, compared to Adjusted Gross Loss of $0.2 million in the same quarter in 2022. EAC adjustments positively impacted gross loss and Adjusted Gross Profit by an estimated $1.5 million during the first quarter of 2023.

Selling, general, and administrative expenses were $32.5 million in the first quarter of 2023, compared to $30.2 million for the same quarter in 2022. The increase was primarily driven by higher research and development activities, labor and benefits, and other costs as a result of our growth initiatives offset by a decrease in share-based compensation expense.

Our net loss for the first quarter of 2023 was $54.4 million compared to a net loss of $71.4 million for the same period in the prior year. The decrease in net loss for the quarter was primarily driven by the absence of the non-recurring loss on extinguishment of debt recorded in the first quarter of 2022 and a decrease in losses from changes the fair values of warrant and derivative liabilities, partially offset by higher interest expense.

Adjusted EBITDA(1) was $(22.6) million for the first quarter of 2023, compared to $(14.7) million in the same quarter of 2022. The decrease in Adjusted EBITDA was primarily due to an increase in selling, general, and administrative expenses related to higher research and development activities, labor and benefits, and other costs as a result of our growth initiatives, partially offset by an increase in Adjusted Gross Profit.

Capital expenditures totaled $3.2 million in the first quarter. Cash at the end of the quarter was $57.4 million.

Backlog

Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed.

As of March 31, 2023, the Company’s backlog totaled over $2.5 billion, driven primarily by the Company’s $2.4 billion contract with Rivada Space Networks. The Company’s first quarter backlog includes over 360 satellites of which the majority are expected to be completed in the next 3 years.

Balance Sheet and Liquidity

As of March 31, 2023, Terran Orbital had $57.4 million of cash on hand and approximately $305.3 million in gross debt obligations. The Company’s debt includes $22.5 million in connection with an obligation under one of its PIPE investment subscription agreements, all of which is payable in cash or equity at the Company’s option, subject to certain requirements.

In order to proceed with our strategic business plan, we continue to explore raising additional funds in the future through the issuance of additional debt or equity, or through other commercial arrangements, which may not be available to us when needed or on terms that we deem to be favorable.

Subsequent Events

On April 27, 2023, Terran Orbital announced the receipt of a further milestone payment alongside completion of the screening of the industrial partners as well as trade studies that will support the acquisition process and system engineering for the $2.4 billion contract with Rivada Space Networks.

On May 15, 2023, Terran Orbital announced a $87 million award to manufacture 16 satellites for a new customer.

Outlook

The timing and execution of our new contract work with Rivada and our other new customer constellation are variables for our full year 2023 results but are the building blocks for a higher revenue base in 2024. Given our current view of our steep ramp ahead, we anticipate in excess of $250m in revenue in 2023. Upside beyond this level is possible depending on our successful execution of our customer commitments. We expect gross margins to demonstrate year-over-year improvement, but the pace of improvement may be variable given timing impacts. Capex is expected to be less than $30m.

(1) This is a non-GAAP financial measure. Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP measures are included below.

Conference Call Information

As previously announced, Terran Orbital’s first quarter earnings call is scheduled for 11:00 a.m. ET today. The live webcast will be accessible on the Terran Orbital Investor Relations website at investors.terranorbital.com. The call can also be accessed by dialing 833-470-1428 within the U.S. and by dialing 404-975-4839 outside of the U.S. The passcode for both is 653839. A replay will be available by accessing the same link as listed above.

About Terran Orbital

Terran Orbital Corporation is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

CONTACT:
ir@terranorbital.com
949-202-8476

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make other public written and verbal announcements that contain, “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of present or historical facts, contained in this press release, regarding our expected financial results for the fiscal year ending December 31, 2023, our business strategy, future operations, results of operations and their impact on our shareholders, our ability to execute, the markets in which we operate, assessments of our customers' reasons for contracting with us, expectations regarding key customer contracts, and expectations, plans and objectives of management are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “will,” “should,” “would” and “could” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this press release, including, but not limited to: Rivada’s ability to obtain additional funding to continue to finance its operations and fund future installments of our manufacturing contract; the status of Rivada’s regulatory approvals for its constellation and business operations and continuing ability to receive and maintain required regulatory approvals to conduct its business; Rivada’s right to terminate our contract for convenience or default; our ability to scale-up our manufacturing processes and facilities in order to meet the demands of this program; design and engineering flaws that may exist in our products and the failure of our components and satellites to operate as intended; our ability to finance our operations, research and development activities and capital expenditures; expectations regarding our strategies and future financial performance, including our future business plans or objectives, anticipated cost, timing and level of deployment of satellites, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, retention and expansion of our customer base, product and service offerings, pricing, marketing plans, operating expenses, market trends, revenues, margins, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives; the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities; anticipated timing, cost, financing and development of our satellite manufacturing capabilities; prospective performance and commercial opportunities and competitors; our ability to finance our operations, research and development activities and capital expenditures; our success in retaining or recruiting, or changes required in, our officers, key employees or directors; our expansion plans and opportunities; our ability to comply with domestic and foreign regulatory regimes and the timing of obtaining regulatory approvals; our ability to finance and invest in growth initiatives; geopolitical risk and changes in applicable laws or regulations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; the possibility that the COVID-19 pandemic, or another major disease, natural disaster, or threat to the physical security of our facilities or employees disrupts our business; supply chain disruptions, including delays, increased costs and supplier quality control challenges; the ability to attract and retain qualified labor and professionals and our reliance on a highly skilled workforce, including technicians, engineers and other professionals; our ability to achieve profitability and meet expectations regarding cash flow from operations and investments; our leverage and our ability to service cash debt payments and comply with debt maintenance covenants, including meeting minimum liquidity and operating profit covenants; our ability to access invested cash or cash equivalents upon failure of any financial institutions we bank with; limited access, or access on unfavorable terms, to equity and debt capital markets and other funding sources that will be needed to fund operations and make investments; litigation and regulatory enforcement, including the diversion of management time and attention and the additional costs and demands on our resources; and the other risks disclosed in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 23, 2023 and the prospectus dated April 28, 2023 related to Post-effective amendment No. 1 to our Registration Statement on Form S-1 on Form S-3, as amended (File No. 333-264447), which was declared effective by the SEC on April 28, 2023.

These forward-looking statements are based on management’s current expectations, plans, forecasts, assumptions, and beliefs concerning future developments and their potential effects. There can be no assurance that the future developments affecting us will be those that we have anticipated, and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. New risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this press release with the understanding that our actual future results may be materially different from the expectations disclosed in the forward-looking statements we make. All forward-looking statements we make are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this press release are made as of the date of this press release, and we do not assume any obligation to, and we do not intend to, update any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

TERRAN ORBITAL CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$57,427	$93,561
Accounts receivable, net	2,836	4,754
Contract assets, net	5,383	6,763
Inventory	28,576	24,133
Prepaid expenses and other current assets	10,068	9,710
Total current assets	104,290	138,921
Property, plant, and equipment, net	31,192	24,743
Other assets	21,327	18,990
Total assets	$156,809	$182,654
Liabilities and shareholders' deficit:
Current portion of long-term debt	$9,815	$7,739
Accounts payable	26,357	21,188
Contract liabilities	19,191	27,228
Reserve for anticipated losses on contracts	1,137	2,860
Accrued expenses and other current liabilities	16,642	11,721
Total current liabilities	73,142	70,736
Long-term debt	148,042	142,620
Warrant and derivative liabilities	49,405	39,950
Other liabilities	21,545	20,769
Total liabilities	292,134	274,075
Shareholders' deficit:
Preferred stock	-	-
Common stock	14	14
Additional paid-in capital	280,095	269,574
Accumulated deficit	(415,613)	(361,168)
Accumulated other comprehensive income	179	159
Total shareholders' deficit	(135,325)	(91,421)
Total liabilities and shareholders' deficit	$156,809	$182,654

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue	$28,198	$13,120
Cost of sales	29,597	15,953
Gross loss	(1,399)	(2,833)
Selling, general, and administrative expenses	32,530	30,217
Loss from operations	(33,929)	(33,050)
Interest expense, net	10,934	2,923
Loss on extinguishment of debt	-	23,141
Change in fair value of warrant and derivative liabilities	9,455	11,853
Other expense	109	403
Loss before income taxes	(54,427)	(71,370)
Provision for income taxes	18	2
Net loss	(54,445)	(71,372)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	20	47
Total comprehensive loss	$(54,425)	$(71,325)

Weighted-average shares outstanding
Basic and diluted	144,062,103	83,643,940

Net loss per share
Basic and diluted	$(0.38)	$(0.85)

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(54,445)	$(71,372)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	919	846
Non-cash interest expense	7,053	1,215
Share-based compensation expense	10,166	17,335
Provision for losses on receivables and inventory	3	169
Loss on extinguishment of debt	-	23,141
Change in fair value of warrant and derivative liabilities	9,455	11,853
Amortization of operating right-of-use assets	279	305
Changes in operating assets and liabilities:
Accounts receivable, net	1,992	(15,002)
Contract assets	1,423	(928)
Inventory	(3,990)	(1,550)
Accounts payable	1,009	2,134
Contract liabilities	(8,021)	6,708
Reserve for anticipated losses on contracts	(1,723)	79
Accrued interest	(88)	(4,803)
Other, net	3,145	570
Net cash used in operating activities	(32,823)	(29,300)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(3,162)	(4,030)
Net cash used in investing activities	(3,162)	(4,030)
Cash flows from financing activities:
Proceeds from long-term debt	-	35,942
Proceeds from warrants and derivatives	-	42,247
Proceeds from Tailwind Two Merger and PIPE Investment	-	58,424
Proceeds from issuance of common stock	-	14,791
Repayment of long-term debt	(518)	(27,171)
Payment of issuance costs	-	(41,681)
Proceeds from exercise of stock options	339	135
Net cash (used in) provided by financing activities	(179)	82,687

Effect of exchange rate fluctuations on cash and cash equivalents	30	(28)

Net (decrease) increase in cash and cash equivalents	(36,134)	49,329
Cash and cash equivalents at beginning of period	93,561	27,325
Cash and cash equivalents at end of period	$57,427	$76,654

TERRAN ORBITAL CORPORATION

Non-GAAP Measures

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we disclose the non-GAAP financial measures Adjusted Gross Profit and Adjusted EBITDA. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted Gross Profit

We define Adjusted Gross Profit as gross profit or loss adjusted for (i) share-based compensation expense included in cost of sales and (ii) depreciation and amortization included in cost of sales.

We believe that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about our gross profit adjusted for certain non-cash items. Further, we believe Adjusted Gross Profit provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit or loss as calculated in accordance with GAAP.

	Three Months Ended March 31,
	2023	2022
Gross loss	$(1,399)	$(2,833)
Share-based compensation expense	3,245	2,113
Depreciation and amortization	466	513
Adjusted gross profit (loss)	$2,312	$(207)

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) loss on extinguishment of debt, (vi) change in fair value of warrant and derivative liabilities, and (vii) other non-recurring and/or non-cash items.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

	Three Months Ended March 31,
	2023	2022
Net loss	$(54,445)	$(71,372)
Interest expense, net	10,934	2,923
Provision for income taxes	18	2
Depreciation and amortization	919	846
Share-based compensation expense	10,166	17,335
Loss on extinguishment of debt	-	23,141
Change in fair value of warrant and derivative liabilities	9,455	11,853
Other, net(a)	401	555
Adjusted EBITDA	$(22,552)	$(14,717)

(a) - Represents other expense and other charges and items. Non-recurring legal and accounting fees related to our transition to a public company and financing transactions are included herein.